EXHIBIT 99.1

                                  NEWS RELEASE

DATE:           October 19, 2005     11:00 a.m. E.S.T.
CONTACT:        James L. Saner, Sr., President and CEO
                MainSource Financial Group, Inc.   812-663-0157

                                                               [MainSource logo]

                    MAINSOURCE FINANCIAL GROUP-NASDAQ, MSFG -
                  Announces Earnings for the Third Quarter 2005


o        Net Income of $4.5 million

o        Return on Average Assets of 1.13%

o        Net Interest Margin of 3.93%


James L. Saner, Sr., President & CEO of MainSource Financial Group, Inc. (NASDAQ: MSFG), announced today the unaudited results for the third quarter ended September 30, 2005. Total net income for the third quarter was $4,532,000 compared to $4,606,000 for the same period in 2004. The Company reported earnings per share of $0.34, which includes the effect of the Company's two million shares of common stock issued in a public offering in June and July of 2005. The Company was not able to fully utilize the new capital generated from the offering until the close of its acquisition of The Madison Bank and Trust Company, which occurred on August 26, 2005. Excluding the effect of the additional shares issued in the offering and the merger expenses related to the aforementioned acquisition, the Company's earnings per share would have been $0.38 for the third quarter of 2005 compared to $0.40 for the same period a year ago. For the nine months ended September 30, 2005, the Company reported earnings per share of $1.03, which represents a 7.2% decrease versus the $1.11 reported for the same period a year ago.

Key measures of the financial performance of the Company are return on average shareholders' equity and return on average assets. Return on average shareholders' equity was 11.30% for the third quarter of 2005 and the return on average assets was 1.13% for the same period. For the nine months ended September 30, 2005, the Company's return on average shareholders' equity was 12.32% and the return on average assets was 1.10%.

Mr. Saner stated, "We are pleased with our performance in the third quarter given the fact that we were not able to fully utilize the proceeds from our recent stock offering until the Madison Bank and Trust transaction closed in late August. Although our numbers are down slightly from last year through the first nine months, we showed a significant overall improvement during the last month of the quarter which included the first full month of the new acquisition."

NET INTEREST INCOME

Net interest income was $13.6 million for the third quarter of 2005, relatively flat compared to the third quarter of 2004. Average earning assets increased 2.7% while net interest margin, on a fully-taxable equivalent basis, was 3.93% for the third quarter of 2005 compared to 3.97% for the same period a year ago. For the nine months ended September 30, 2005, the Company's net interest margin was 3.93% versus 3.85% a year ago.

NON-INTEREST INCOME

Non-interest income was $4.9 million for the third quarter of 2005 and was relatively flat compared to the same period a year ago. An increase in mortgage banking income was offset by a decrease in insurance commission income as the Company disposed of the Kentucky division of its insurance subsidiary in March 2005.

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NON-INTEREST EXPENSE

Non-interest expense for the third quarter of 2005 was $12.1 million, which was an increase of $0.3 million compared to the third quarter of 2004. The increase was primarily attributable to the merger costs associated with the acquisition of Madison, which totaled $0.3 million. Excluding these costs, the Company's non-interest expense would have been relatively flat. This expense control can be primarily attributed to the cost savings associated with the consolidation of the Company's Indiana bank charters.

ASSET QUALITY

The Company's asset quality remained relatively flat during the third quarter of 2005. Non-performing assets totaled $15.4 million, or 0.94% of total assets, as of September 30, 2005. The Company had $14.3 million of non-performing assets, or 0.93% of total assets as of June 30, 2005, and $17.6 million, or 1.18% of total assets at March 31, 2005. The allowance for loan losses was $12.5 million as of September 30, 2005 which represented 1.28% of total outstanding loans.

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the NASDAQ National Market (under the symbol: "MSFG") and is a community-focused, financial holding company with assets of approximately $1.6 billion. The Company operates 54 offices in 23 Indiana counties and six offices in three Illinois counties through its two banking subsidiaries, MainSource Bank, Greensburg, Indiana and MainSource Bank of Illinois, Kankakee, Illinois. Through its non-banking subsidiaries, MainSource Insurance LLC, MainSource Title LLC, and MainSource Mortgage LLC, the Company and its banking subsidiaries provide various related financial services.


Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Factors which could cause future results to differ materially from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Company's loan and investment portfolios.


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

                           MAINSOURCE FINANCIAL GROUP
                                   (unaudited)
                  (Dollars in thousands except per share data)

Income Statement Summary                                          Three months ended Sept.30           Nine months ended Sept. 30
                                                                  --------------------------           --------------------------
                                                                   2005               2004               2005              2004
                                                               --------------    ---------------    ----------------    ----------
    Interest Income                                            $20,598           $18,985               $58,824             $53,206

    Interest Expense                                             6,969              5,485               19,305              15,950
                                                               --------------    ---------------    ----------------    ----------
    Net Interest Income
                                                                13,629            13,500               39,519               37,256

    Provision for Loan Losses                                      480               270                  940                  330
    Noninterest Income:

          Insurance commissions                                    435               706                1,545                2,095

          Mortgage banking                                         805               701                2,030                2,419

          Service charges on deposit accounts                    1,964             1,931                5,435                5,189

          Gain on sales of securities                               18                44                  242                  817

          Other                                                  1,723             1,522                5,111                4,530
                                                               --------------    ---------------    ----------------    -----------
                    Total Noninterest Income
                                                                 4,945             4,904               14,363               15,050
    Noninterest Expense:

          Employee                                               6,835             6,388               20,597               19,468

          Occupancy                                                870               824                2,593                2,344

          Equipment                                                952             1,047                2,967                2,911

          Intangible amortization                                  296               296                  886                  762

          Other                                                  3,120             3,213                8,987                9,180
                                                               --------------    ---------------    ----------------    -----------
                    Total Noninterest Expense
                                                                12,073            11,768               36,030               34,665

    Earnings Before Income Taxes                                 6,021             6,366               16,912               17,311

    Provision for Income Taxes                                   1,489             1,760                4,264                4,751
                                                               --------------    ---------------    ----------------    -----------
    Net Income                                                 $ 4,532           $ 4,606             $ 12,648              $12,560

                                                               ==============    ===============    ================    ============

                                                                  Three months ended Sept.30           Nine months ended Sept. 30
                                                                  --------------------------           --------------------------
Average Balance Sheet Data                                         2005               2004               2005               2004
                                                               --------------    ---------------    ----------------    ------------
    Gross Loans                                               $  943,526        $  945,768          $  925,162          $  889,849

    Earning Assets                                             1,428,672         1,390,772           1,389,780           1,326,834

    Total Assets                                               1,587,399         1,543,682           1,539,949           1,470,715

    Noninterest Bearing Deposits                                 145,475           137,521             140,379             126,553

    Interest Bearing Deposits                                  1,087,366         1,083,475           1,072,158           1,056,865

    Total Interest Bearing Liabilities                         1,270,129         1,277,393           1,250,927           1,221,530

    Shareholders' Equity                                         159,165           117,599             137,248             111,407

                                                                  Three months ended Sept.30           Nine months ended Sept. 30
                                                                  --------------------------           --------------------------
Per Share Data                                                     2005               2004               2005               2004
                                                               --------------    ---------------    ----------------    ------------
    Diluted Earnings Per Share                                $ 0.34              $0.40               $ 1.03             $ 1.11

    Cash Dividends Per Share                                    0.130              0.119                0.390              0.352

    Market Value - High                                        19.55              20.50                23.96              23.07

    Market Value - Low                                         17.73              16.48                17.30              16.48

    Average Outstanding Shares (diluted)                      13,443,491        11,559,956         12,254,174          11,309,429

                                                                  Three months ended Sept.30           Nine months ended Sept. 30
                                                                  --------------------------           --------------------------
Key Ratios                                                         2005               2004               2005               2004
                                                               --------------    ---------------    ----------------    ------------
    Return on Average Assets                                           1.13%              1.18%               1.10%            1.14%
    Return on Average Equity                                          11.30%             15.54%              12.32%           15.02%
    Net Interest Margin                                                3.93%              3.97%               3.93%            3.85%
    Efficiency Ratio                                                  63.27%             62.52%              65.22%           64.91%
    Net Overhead to Average Assets                                     1.78%              1.76%               1.88%            1.78%

Balance Sheet Highlights
As of September 30                                                 2005               2004
                                                               --------------    ---------------
    Total Loans (Excluding Loans Held for Sale)                   $  977,400         $ 945,519

    Allowance for Loan Losses                                         12,463            11,899

    Total Securities                                                 472,363           432,922

    Goodwill and Intangible Assets                                    61,104            46,632

    Total Assets                                                   1,639,510         1,556,705

    Noninterest Bearing Deposits                                     166,009           139,082

    Interest Bearing Deposits                                      1,152,822         1,095,218

    Other Borrowings                                                 146,409           186,172

    Shareholders' Equity                                             161,533           122,079

Other Balance Sheet Data
As of September 30                                                 2005               2004
                                                               --------------    ---------------
    Book Value Per Share                                              $11.99             $10.58
    Loan Loss Reserve to Loans                                         1.28%              1.26%
    Nonperforming Assets to Total Assets                               0.94%              0.83%

    Outstanding Shares                                         13,471,128        11,541,907

Asset Quality
As of September 30                                                 2005               2004
                                                               --------------    ---------------
    Loans Past Due 90 Days or More and Still Accruing                 $1,731               $261

    Non-accrual Loans                                                 12,616             10,463

    Other Real Estate Owned                                            1,044              2,143
                                                               --------------    ---------------
    Total Nonperforming Assets                                       $15,391            $12,867
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